Exhibit 99.1

Surgery Partners Completes Acquisition of National Surgical Healthcare

Combination creates leading independent surgery company with strong musculoskeletal programs

Bain Capital Private Equity completes acquisition of H.I.G. Capital’s stake in Surgery Partners with the NSH close

NASHVILLE, Tenn. — August 31, 2017 — Surgery Partners, Inc. (NASDAQ:SGRY) (“Surgery Partners”), a leading healthcare services company, today announced that it has successfully completed its previously announced acquisition of National Surgical Healthcare (“NSH”), an owner and operator of surgical facilities in partnership with local physicians.

On May 9, 2017, Surgery Partners announced a definitive merger agreement under which Surgery Partners would acquire NSH from Irving Place Capital for approximately $760 million.  The combination of Surgery Partners and NSH creates an enterprise with 125 surgical facilities across 32 states, with a strong presence in musculoskeletal programs, including orthopedics, pain and spine.  In addition, the combined company operates a network of over 5,000 physicians and ancillary services, resulting in a diversified surgical provider.

“With the addition of National Surgical Healthcare, Surgery Partners has strengthened its position as the nation’s largest independent provider of outpatient surgical services.  This transaction also enhances our focus on musculoskeletal specialties, where we anticipate significant growth as commercial payors and Medicare look to transition more procedures to the outpatient setting,” said Mike Doyle, Chief Executive Officer of Surgery Partners.  “I would like to welcome the NSH team and physicians and look forward to working together to further develop our network healthcare services.”

Financing for the deal consists of Surgery Partners’ recently completed offering of $370 million in 6.750% senior unsecured notes due 2025, a new $1.29 billion term loan and a new preferred security purchased by Bain Capital Private Equity.   At closing, the Company remains well capitalized with sufficient liquidity to fund both internal and acquisition driven growth initiatives, with cash on the balance sheet in excess of $180 million, in addition to a revolver entirely undrawn at close.   Simultaneously with the closing of this transaction, Bain Capital Private Equity, as previously announced, has completed its purchase of H.I.G. Capital’s 54% stake in Surgery Partners at $19 per share.

Jefferies LLC acted as the exclusive financial advisor to Surgery Partners and provided committed financing to the company for the transaction.  Ropes & Gray LLP served as legal counsel to Surgery Partners, and PwC LLP has acted as accounting advisor to Surgery Partners and Bain Capital Private Equity.  Kirkland & Ellis LLP acted as legal counsel to Bain Capital Private Equity.  J.P. Morgan Securities LLC acted as financial advisor to NSH, and Weil, Gotshal & Manges LLP as legal advisor to NSH and Irving Place Capital.

About Surgery Partners

Headquartered in Nashville, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians.  Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country.  With the addition of National Surgical Healthcare, the company now operates more than 180 locations in 32 states, including ambulatory surgical facilities, surgical hospitals, a diagnostic laboratory, multi-specialty physician practices and urgent care facilities.

About Bain Capital Private Equity

Bain Capital Private Equity (www.baincapitalprivateequity.com) has partnered closely with management teams to provide the strategic resources that build great companies and help them thrive since our founding in 1984.  Our team of more than 220 investment professionals creates value for our portfolio companies through our global platform and depth of expertise in key vertical industries, including industrials, consumer/retail, financial and business services, healthcare, and technology, media and telecommunications.  We have a history of successful investments across a broad range of healthcare sectors including service providers, facilities, life sciences, devices, and distribution.  Our experience owning industry leading facilities-based healthcare businesses includes HCA Healthcare, Acadia Healthcare Company, Air Medical Group Holdings, Grupo NotreDame Intermedica and Aveanna Healthcare, among others. In addition to private equity, Bain Capital invests across asset classes including credit, public equity and venture capital, and leverages the firm’s shared platform to capture opportunities in strategic areas of focus.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding certain growth and liquidity expectations. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contacts:

Surgery Partners, Inc.

Teresa Sparks, Chief Financial Officer

(615) 234-8940

IR@surgerypartners.com